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  Bailard, Biehl & Kaiser

MI-FLEX Program

A Complete Program for Individual Managed Accounts

MI-FLEX PROGRAM OVERVIEW

BB&K's Managed Individual Flexible Investment Program (MI-FLEX) is a complete portfolio management program combining the benefits of an individually managed account with many of the benefits of a mutual fund. It provides clients with professional investment management, a choice of strategies, customization of portfolios and tax sensitivity, all at a relatively low cost.

Product Category Globally Balanced Individually Managed Separate Account

Strategy Offerings Strategic Growth with an emphasis on long-term capital appreciation

Income Oriented with an emphasis on long-term capital

appreciation as well as income generation

Both strategies are available in tax sensitive and tax

exempt options

PROGRAM BENEFITS

Global Balanced Strategy	>

Multiple asset classes provide diversification of risk and participation in a complete portfolio management framework. This program chooses asset classes and combines them in a way that attempts to optimize the return/risk trade-off. The optimal asset mix is based on long-term strategy and tactical asset allocation so that portfolios are managed with both long-term discipline and short-term flexibility.

Professional Investment Management	>

The program provides a client with systematic risk management, portfolio diversification and disciplined investing. Each client, regardless of size, is able to own a complete BB&K designed portfolio with optimal weights and exact portfolio specifications. Each portfolio is managed using a disciplined approach, focused on long-term goals, not short-term emotions.

Large Scale Trading Benefits	>	An efficient trading platform aggregates trades into larger blocks. This large volume allows for low commission costs and provides many of the benfits that are available in mutual funds.
Customization and Tax Sensitivity	>

Portfolios can represent a client's personal investment preferences and restrictions. All of the securities in a portfolio will be owned directly by the client. The program offers a choice of 4 investment strategies and can be tailored to the tax sensitivities of a client.

Lower Costs	>

This program offers many of the benefits of other conventional money management options, but at a lower cost to most clients. This is achievable due to lower custody costs, low commission costs and lower administrative costs. Lower costs directly affect a client's net return.

MI-FLEX INVESTMENT MENU

STRATEGIC GROWTH PORTFOLIO

A strategically balanced mix of six asset classes designed to provide competitive returns over the long-term within reasonable levels of risk. The focus is on capital appreciation. An illustration of the MI-FLEX Strategic Growth portfolio allocation is as follows:

INCOME ORIENTED PORTFOLIO

A strategically balanced mix of six asset classes designed to provide competitive returns over the long-term with an emphasis on income production as well. This portfolio has a higher weight in fixed income investments and a lower weight in equities. An illustration of the MI-FLEX Income Oriented portfolio allocation is as follows:

PORTFOLIO COMPONENTS

The asset classes referenced in the previous pie charts currently consist of the following:

Core US Equities: The core US Equities component will consist of approximately 40 stocks invested across broad economic sectors of the domestic market benchmarked against the S&P 500 Index.

US Value Equities: Portfolios will have a small cap value component through a Russell 2000 Value Ishare, an exchange traded fund, which seeks to achieve investment results which correspond to the Russell 2000 Value Index.

US Growth Equities: Portfolios will have a large growth component by owning the S&P Barra Growth Ishare, an exchange traded fund which seeks to achieve investment results which correspond to the S&P Barra Growth Index.

International Equities: Country exposure in the portfolio is achieved by purchasing Ishares which are expected to achieve the performance of the international markets. The portfolio can be expected to have representation in major developed as well as emerging markets.

Fixed Income: The portfolio's fixed income exposure is achieved by owning closed or open-ended mutual funds. The portfolio can be expected to own a combination of mutual funds that invest in government bonds, municipal bonds, and corporate bonds.

Special Assets: The portfolio may have exposure to special assets such as REITs, commodities, etc.

Cash: The portfolio's cash investment will be in a money market fund.

CLIENT SERVICE

Clients in the MI-FLEX Program will gain access to:

Professional Separate account management

On-line access capability to holdings and reports

Customized tax treatment capability

Initial and periodic customization capability of investor preferences

Portfolio performance on monthly statements

Semi-annual investment letter on your account and Quarterly investment newsletter

Annual ADV Investment Advisor disclosure mailing

Access to BB&K personnel through 1-800-882-8383

MINIMUM INVESTMENT AND FEES

The minimum recommended investment in a MI-FLEX portfolio is $100,000. The fee schedule for a client in this program is as follows:

BB&K Management Fee = 0.85%

On-line brokerage fee = 0.30% (subject to an annual minimum of $300)

Additional fees may apply and are related to purchases of exchange-traded funds, or other investment companies. Monthly hard copies of reports are available for an additional fee of $100 per year.

RISK FACTORS

The BB&K MI-FLEX portfolios are meant for clients with long-term investment goals and are subject to the risk that the market value of securities in the portfolios will fluctuate as equity and fixed income markets fluctuate.